Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of March  21st, 2007 (the “Effective Date”), by and between Vyyo Inc., a Delaware corporation having its principal place of business at 6625 The Corners Parkway, Suite 100, Norcross, Georgia 30092 (collectively with its subsidiaries and affiliates, the “Company”), and James A. Chiddix, an individual  (“Consultant”) (collectively the “Parties” and individually a “Party”).

1.                                       Services.

a.                                       Scope of Services.  During the Term (as defined below) of this Agreement, Consultant shall provide services to the Company as described on Exhibit A for on average 40 hours each calendar month (the “Services”).  The parties acknowledge that Consultant shall have the discretion to determine the timing of when Services will be performed, but Consultant’s exercise of such discretion shall take into account the Company’s needs.  The parties further acknowledge that Consultant shall be entitled to take vacations for reasonable periods from time-to-time. Consultant shall perform the Services in a careful, professional and workmanlike manner and to the best of Consultant’s ability.  The parties may mutually agree to adjust the scope of the Services and Consultant agrees to use its reasonable efforts to accommodate any such change in the scope of the Services.  If in the performance of his Services hereunder, Consultant is spending over the course of six months on average more than 40 hours per week, the parties shall mutually agree to discuss in good faith and modify the compensatory terms of this Agreement.  This Agreement governs the terms and conditions of Consultant’s Services to the Company as set forth in this Agreement and does not affect, and is otherwise unrelated to, Consultant’s membership on the Company’s Board of Directors, if applicable.

b.                                      Loyalty.  Without limiting the other terms of this Agreement, Consultant agrees that Consultant will not use any of the Company’s proprietary information provided under this Agreement or in connection with the provision of Services, to compete with the Company or its products.  In addition, Consultant agrees that at all times during the term of this Agreement he shall act in the best interests of the Company.

2.                                     Independent Contractor.  It is understood and agreed, and it is the intention of the Parties, that Consultant is an independent contractor, and not the employee, agent, joint venturer or partner of the Company for any purposes whatsoever.  Consultant is not entitled to participate in any plans, arrangements or distributions pertaining to any employee benefits of the Company’s employees.    Consultant shall be entirely and solely responsible for his acts while engaged in the performance of Services hereunder, and shall have no right, power or authority to create any obligation, express or implied, on behalf of the Company.

3.                                       Compensation.

a.                                       Fees.  During the Term, the Company shall pay Consultant Fifteen Thousand Dollars ($15,000) per month, in accordance with the Company’s normal payroll practices.

b.                                      Stock Option Grant.  The Company shall grant Consultant an option to purchase 250,000 shares of the Company’s Common Stock at the fair market value of the Company’s Common Stock on the date of grant (the “Stock Option”).  The Stock Option will be governed by the Company’s Third Amended and Restated 2000 Employee and Consultant Equity Incentive Plan and Consultant’s individual option agreement.  Unless accelerated as provided in Section 4 (“Acceleration Benefits”) below or in Section 5(c) (“Effect of  Termination”) below, the Stock Option will vest in equal monthly installments over 48 months, beginning on April 20, 2007, subject to continued consultancy.  If there is any conflict between this Agreement and the terms of the option agreement, the terms of this Agreement will control.

c.                                       Expenses.  Consultant shall use his best business judgment when incurring expenses and shall respond in good faith to any future request by the Company that Consultant obtain prior approval of such expenses where the circumstances dictate.  Consultant shall be reimbursed for all reasonable and necessary expenses incurred in performing the Services. Reimbursable expenses shall be invoiced to the Company on a monthly basis, together with all supporting documentation required by the Company.  All such expenses shall be billed at Consultant’s actual out-of-pocket cost, without surcharge.  The Company shall reimburse such expenses within 30 days of its receipt of Consultant’s invoice and sufficient documentation.

d.                                      Taxes.  Consultant shall be responsible for the payment of all applicable taxes, including, but not limited to, federal income tax, employment taxes and any other taxes and shall indemnify the Company for the same.  In the event the Company is required, or deems it appropriate, to withhold applicable taxes, Consultant shall receive payment net of such withheld taxes.

4.                                       Acceleration Benefits.

a.                                       Financing Event.  If the Company is a party to a Financing Event (defined below), and the Company’s Board of Directors or Audit Committee, as applicable, determines that Consultant contributed in a material way to the Financing Event, then the following number of Stock Options will vest:  (i) if the closing of the Financing Event occurs on or before March 31, 2007, then 60,000 of the outstanding and unvested Stock Options will vest immediately; or (ii) if the closing of the Financing Event occurs on or before December 31, 2007, then 30,000 of the outstanding and unvested Stock Options will vest immediately.  If vesting of the Stock Options is accelerated pursuant to this Section, the remaining unvested Stock Options shall be redistributed pro-rata in equal monthly installments over the 48-month vesting period set forth in Section 3(b).  For purposes of this Section, a “Financing Event” shall mean the receipt by the Company of $15 million in one or more related transactions of equity or debt, or a combination of equity or debt.  For purposes of this Section, Consultant will be considered to have contributed to a Financing Event “in a material way” if, in the Board of Directors’ or Audit Committee’s determination, the Financing Event occurs as a result of his direct and active provision of the Services listed on Exhibit A.

b.                                      Spectrum Overlay.  If the Company’s Spectrum Overlay product is approved by Time Warner Inc. (“Time Warner”) or Comcast Corporation (“Comcast”) and sales of the Spectrum Overlay product to either such customer generates $10 million in booked revenue on or before December 31, 2008 (the “Required Revenue”), and if the Company’s Board of Directors or

Audit Committee, as applicable, determines that Consultant contributed in a material way to the completion of such orders from either Time Warner or Comcast, as the case may be, then (i) 30,000 of the outstanding and unvested Stock Options will vest immediately upon the Company’s receipt of the Required Revenue from either Time Warner or Comcast, as the case may be, and (ii) the remaining number of outstanding and unvested Stock Options (other than the number of Stock Options that may vest monthly through December 31, 2008) will vest immediately upon the Company’s subsequent receipt of the Required Revenue from either Time Warner or Comcast, as the case may be.  For purposes of this Section, Consultant will be considered to have contributed to the booking of Required Revenue “in a material way” if, in the Board of Directors’ or Audit Committee’s determination, the approval and sales of our products to such customers occur as a result of his direct and active provision of the Services listed on Exhibit A.

For the avoidance of doubt and as an example only, if the Company closes a Financing Event on May 31, 2007 (at which time 30,000 of the outstanding and unvested Stock Options will immediately vest) and also books the Required Revenue from Time Warner in December 2007 prior to booking the Required Revenue from Comcast, then an additional 30,000 of the outstanding and unvested Stock Options will immediately vest upon booking of the Required Revenue from Time Warner.  As of December 20, 2007, an aggregate of 112,080 of the outstanding and unvested Stock Options will have vested (30,000 Stock Options related to a Financing Event, 30,000 Stock Options related to booking of Required Revenue from Time Warner and 52,080 Stock Options that vest monthly (5,208 per month for 10 months)).  If the Company subsequently books the Required Revenue from Comcast in 2008, then 75,424 of the outstanding and unvested Stock Options will vest immediately upon booking of the Required Revenue from Comcast, with the remaining 62,496 Stock Options (5,208 per month for 12 months) vesting on an equal monthly basis through December [x], 2008.  In all cases, the preceding example assumes that Consultant has contributed in a material way to the events referenced.

c.                                       Change of Control.  If the Company enters into a definitive agreement on or before December 31, 2008 which would result in a Change of Control (defined below) of the Company, then all of Consultant’s outstanding and unvested Stock Options granted under this Agreement will vest immediately as of the closing of the Change of Control.  For purposes of this Section, a “Change of Control” means (i) a sale of all or substantially all of the Company’s assets; (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of the Company’s voting capital stock outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of the Company’s voting capital stock (or the surviving entity) outstanding immediately after such transaction; or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of such shares representing a majority of the voting power of the then outstanding shares of the Company’s capital stock.

5.                                       Term; Termination.

a.                                       Term.  Unless sooner terminated as provided below, the Agreement will continue in effect for a period of one year (the “Term”).  On each anniversary of the Effective Date, the Term will automatically be extended for a period of one year unless otherwise terminated in accordance with this Agreement.

b.                                      Termination.  Either Party may terminate this Agreement on 30 days prior written notice.  Either Party may terminate this Agreement immediately and without prior notice if the other Party is in breach of any material provision of the Agreement.

c.                                       Effect of Termination.  Following termination or expiration of this Agreement, the Company shall be obligated to pay Consultant for Services provided through the date of termination or expiration.  Termination of this Agreement for any reason shall not affect the obligations of the Parties under Section 6 of this Agreement entitled “Trade Secrets.”  If the Company terminates this Agreement without cause, Consultant’s unvested Stock Options shall continue to vest for three months after the date of termination, at which time all remaining unvested Stock Options shall be automatically forfeited.  Except as may be otherwise provided in this Agreement, upon termination of this Agreement all unvested Stock Options shall be automatically forfeited.

6.                                     Trade Secrets.

a.                                     Definition.  The Parties acknowledge and agree that during the Term of this Agreement and in the course of the discharge of his duties hereunder, Consultant shall have access to and become acquainted with the following information concerning the operation of the Company and the Company’s affiliates, and that of the Company’s clients and customers:  confidential information, future plans, business forecasts, data and other technical information, test data, customer lists, research and development activities, marketing plans and strategies, processes, know-how and other trade secrets and proprietary information (the “Confidential Information”).

b.                                    Duty of Confidentiality.  Consultant agrees that he shall not disclose any Confidential Information, directly or indirectly, to any other person or use such Confidential Information in any way, either during the Term of this Agreement or at any other time thereafter, except as is required in the course of Consultant’s Services to the Company, or as otherwise required by applicable law.  Consultant further agrees that all files, records, documents, equipment and similar items relating to the Company’s business, whether prepared by Consultant during the term of this Agreement or by others, are and shall remain exclusively the property of the Company.

c.                                     Excluded Information.  The Parties agree that the prohibitions of this Section 6 shall not apply to any information which:

(i)                                   At the time of disclosure is in the public domain;

(ii)                                After disclosure becomes a part of the public domain through no act or omission of Consultant;

(iii)                             Was known by or in the possession of Consultant prior to disclosure by the Company; or

(iv)                            Is rightfully received by Consultant from third parties not employed by the Company.

7.                                     Miscellaneous Provisions.

a.                                     Notices.  Any notice required to be given pursuant to this Agreement shall be effective only if in writing and delivered personally or by mail.  If given by mail, such notice must be sent by registered or certified mail, postage prepaid, and mailed to the Parties at the addresses set forth on the signature page hereof, or at such other addresses as the Parties may designate from time to time by written notice.  Mailed notices shall be deemed received two business days after the date of deposit in the mail.

b.                                    Partial Invalidity.  If any Section of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the other Sections of this Agreement (or the application of the invalid Section to persons or circumstances other than those to which it is held invalid or unenforceable) shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

c.                                     Waiver.  No waiver of any right hereunder shall be effective for any purpose unless in writing and signed by the Party hereto possessing said right.  No such waiver shall be construed to be a waiver of any subsequent right, term or provision of this Agreement.

d.                                    Attorneys’ Fees; Costs.  If any Party to this Agreement institutes any legal action or proceeding against another Party to enforce or construe any of the provisions of this Agreement, or to determine the validity thereof, the Party prevailing in such action or proceeding shall be entitled to recover from the other Party their costs of the action, including as an element of damages reasonable attorneys’ fees, together with such costs and fees incurred in enforcing any judgment or decisions entered therein.  The Company shall pay the reasonable and actual costs billed to Consultant for review of this Agreement by his legal counsel.

e.                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts made and to be performed wholly within the State of Delaware, and without reference to the choice of law principles of the State of Delaware, or any other state.

f.                                       Arbitration.  Any disputes arising under this Agreement shall be submitted to binding arbitration by one neutral arbitrator associated with JAMS/Endispute who is mutually acceptable to the Parties.  The County of Gwinnett, Georgia, U.S.A. shall be the venue for any proceeding, which proceeding shall be conducted in accordance with the  rules and procedures of JAMS/Endisptue and not by court action, except as provided by Delaware law for judicial review of arbitration proceedings.  Any decision or award entered as a result of such arbitration shall be final and binding upon all Parties.  The filing of a judicial action to enable the recording of a notice of a pending action, for orders of injunction or other provisional remedies, shall not constitute a waiver of the right to arbitrate under this provision.  The Parties agree to the exclusive personal jurisdiction of courts of general jurisdiction in Gwinnett, Georgia, U.S.A., for enforcement of such arbitration awards, agree to accept any service of process by personal service, facsimile, express or overnight mail, or regular mail, return receipt requested, at the address listed below as being binding on such Party and agree to accept such arbitrators and court as being the sole and exclusive forum and venue for hearing such claims, disputes, controversies, breaches or similar events.  The Parties agree to waive any defense of forum non conveniens or improper venue respecting such courts.  The cost of the arbitration shall be borne by the losing Party or in such proportion as the arbitrator shall decide.

g.                                    Representation by Independent Counsel.  Consultant acknowledges that by signing this Agreement, Consultant is deemed to have consulted with counsel of Consultant’s own choosing in connection with this Agreement.  Each Party represents that they have read this Agreement in full and understands and voluntarily consents to each and every provision contained in this Agreement.

h.                                    Compliance.   Consultant represents and warrants to the Company that he is not restricted or prohibited from entering into this Agreement and providing the Services contemplated hereby, and that nothing in this Agreement conflicts with any contract or employment obligation of Consultant.  Nothing contained in this Agreement shall require or  permit Consultant or the Company to do any act inconsistent with the requirements of any statute, regulation or rule of the United States or any State, including, but not limited to the Foreign Corrupt Practices Act or any similar law, regulation or rule that may be in effect from time to time, or any contract or employment relationship of the Consultant of which either the Consultant or the Company may become aware in the future, or any of Consultant’s fiduciary obligations to any company, including without limitation, the Company.

i.                                        Entire Agreement.  This Agreement and the attached Exhibit(s) contain the entire agreement and understanding between the Parties related to Consultant’s Services to the Company and supersedes all prior agreements and understandings, oral or written.  No modification, termination or attempted waiver shall be valid unless in writing and signed by Consultant and the Company.

j.                                          Execution.  This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as set forth below.

Date: March 21, 2007		Date: March 21, 2007

Vyyo Inc.		James A. Chiddix
6625 The Corners Parkway, Suite 100		6625 The Corners Parkway, Suite 100
Norcross, Georgia 30092		Norcross, Georgia 30092

By:	/s/ Davidi Gilo	/s/ James A. Chiddix
Name:	Davidi Gilo
Title:	Chairman